Exhibit 99.1

VICI PROPERTIES INC. EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF ELIZABETH HOLLAND AS INDEPENDENT DIRECTOR

LAS VEGAS (November 8, 2017) – VICI Properties Inc. (OTC: VICI) (“VICI Properties” or the “Company”), an experiential-asset focused real estate investment trust (REIT), today announced that Elizabeth I. Holland, has been appointed to the Company’s Board of Directors (“Board”) as an independent director, subject to the receipt of all applicable regulatory approvals. The Board also appointed Ms. Holland to serve on the Company’s Audit and Finance Committee, subject to the receipt of all applicable regulatory approvals. With the addition, the Company’s Board has expanded to include seven members, six of whom are independent.

“Liz is a highly seasoned executive with a demonstrated track record of building a great real estate platform,” said Edward Pitoniak, Chief Executive Officer. “We are very fortunate to have Liz join our Board. She will contribute vital insight and perspective to the development and execution of our REIT strategy of creating the nation’s highest quality experiential real estate portfolio.”

“We are thrilled to welcome Liz to the VICI Properties’ Board,” said Jim Abrahamson, Chairman of the Board of Directors. “Her diverse experience, independence and integrity will serve us well as we pursue long-term value creation.”

Ms. Holland currently serves as Chief Executive Officer of Abbell Associates, LLC, a private real estate acquisition, development and management company. Prior to joining Abbell Associates, Ms. Holland was a senior staff attorney on the National Bankruptcy Review where she was a member of a Congressional commission charged with making recommendations to Congress for bankruptcy code reform. Prior to that, she was a restructuring and business reorganization attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York City. Ms. Holland is an independent trustee of Federal Realty Investment Trust, a leading shopping center REIT. She is an active members of the International Council of Shopping Centers serving as the organization’s Chairman from 2016 – 2017, Vice Chairman from 2015-2016 and currently serves the Executive Board and the Board of Trustees. She is also a member of the Real Estate Roundtable and the Urban Land Institute and its CRC Blue Council.

About VICI Properties
VICI Properties is an experiential real estate investment trust (REIT) that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 19 gaming facilities comprising 32.5 million square feet and features approximately 12,000 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 53 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Exhibit 99.1

Investor Contacts:	Media Contacts:
ICR Jacques Cornet Jacques.Cornet@icrinc.com, (646) 277-1285 investors@viciproperties.com, 725-520-6414	ICR Phil Denning and Jason Chudoba Phil.Denning@icrinc.com, (646) 277-1258 Jason.Chudoba@icrinc.com, (646) 277-1249 pr@viciproperties.com